UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 19, 2015
Date of Report (Date of Earliest Event Reported)

ITRON, INC.
(Exact Name of Registrant as Specified in its Charter)

Washington	000-22418	91-1011792
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2111 N. Molter Road, Liberty Lake, WA 99019
(Address of Principal Executive Offices, Zip Code)

(509) 924-9900
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of New Director
On February 19, 2015, the Board of Directors (the Board) of Itron, Inc. (Itron) elected Timothy M. Leyden as a director, effective March 1, 2015 and serving until the annual shareholders meeting on May 8, 2015, at which time he will stand for election by Itron’s shareholders.

Mr. Leyden, age 63, most recently served as chief financial officer of Western Digital Corporation (Western Digital) from November 2013 until his retirement in September 2014. From 2007 to 2013, he served in varying roles of increasing responsibility at Western Digital, including as chief operating officer and as president of Western Digital's WD subsidiary. Mr. Leyden served as chief financial officer of various divisions of Sage Software USA, a subsidiary of Sage Software PLC from 2001 to 2007.

He currently serves on the board of OakGate Technology, Inc., a private company providing test, validation, and benchmarking products and services to the digital storage industry.

Mr. Leyden has not yet been named to a committee of the Board.

As a director, Mr. Leyden will receive an annual retainer of $165,000, of which $65,000 is paid in cash, and the remainder is paid in shares of Itron’s common stock, which vest immediately. The retainer is paid and issued in equal increments on the first day of each fiscal quarter. In addition, as a new director, Mr. Leyden will be granted a restricted stock award equal to 50% of his annual cash retainer. This award will vest equally in one-third increments beginning on the first anniversary of the date of grant.

There are no related party transactions between Itron and Mr. Leyden that require disclosure under Item 404(a) of Regulation SK.

In conjunction with Mr. Leyden's election, the Board was expanded from 10 to 11 members.

Item 8.01    Other Events.

Approval of Share Repurchase Program
On February 19, 2015, the Board authorized a new repurchase program of up to $50 million of Itron’s common stock over a twelve-month period, beginning February 19, 2015. Repurchases will be made in the open market or in privately negotiated transactions and in accordance with applicable securities laws. Depending on market conditions and other factors, these repurchases may be commenced or suspended from time to time without prior notice.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ITRON, INC.

	By:	/s/ SHANNON M. VOTAVA
Dated: February 20, 2015		Shannon M. Votava
Vice President, General Counsel and Corporate Secretary